Exhibit 10.13

AMENDED EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made between BioLife Solutions Inc., a Delaware corporation (“Employer” or the “Company”), and Todd Berard (“Executive”). Executive and the Company are sometimes referred to herein as the “Parties.” The effective date is December 1, 2020. This Agreement supersedes and replaces the employment agreement effected by the parties on January 1, 2018 and any amendments thereto.

RECITALS

A.    Employer is in the business (the “Business”) of manufacturing and marketing biopreservation media and cold chain products for cells, tissues, and organs.

B.    Employer desires to obtain the services of Executive, in which capacity Executive has access to Employer’s Confidential Information (as hereinafter defined), and to obtain assurance that Executive will protect Employer’s Confidential Information and will not compete with Employer or solicit its customers or its other employees during the term of employment and for a reasonable period of time after termination of employment pursuant to this Agreement, and Executive is willing to agree to these terms.

C.    Executive desires to be assured of the salary and other benefits provided for in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.    Employment.

a.    Employer hereby employs Executive, and Executive agrees to be employed as Senior Vice President and Chief Marketing Officer (“CMO”), in accordance with the terms and conditions set forth in this Agreement. Changes may be made from time to time by Employer and/or the Board in its sole discretion to the duties, authorities, reporting relationships and title of Executive.

b.    Executive will devote full time, attention, and best efforts to achieving the purposes and discharging the responsibilities of the CMO. Executive will comply with all rules, policies and procedures of Employer as modified from time to time, including without limitation, rules and procedures set forth in the Employer’s employee handbook, supervisor’s manuals and operating manuals. Executive will perform all of Executive’s responsibilities in compliance with all applicable laws and will ensure that the operations that Executive manages are in compliance with all applicable laws. During Executive’s employment, Executive will not engage in any other business activity which, in the reasonable judgment of the Employer, conflicts with the duties of Executive under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

c.    Nothing herein shall preclude Executive from: (1) continuing to serve on the board of directors or trustees of any business corporation or any charitable organization on which Executive currently serves and which is identified on Exhibit A hereto, or (2) subject to the prior approval of the Board, appointment to any additional directorships or trusteeships, or (3) serving in an advisory role for other business entities, provided in each case, and in the aggregate, that such activities do not interfere with the performance of Executive’s duties hereunder or conflict with Section 7 of this Agreement.

2.    Term of Employment. The term of employment (“Term”) will not be for a definite period, but rather continue indefinitely until terminated in accordance with the terms and conditions of this Agreement.

3.    Compensation. For the duration of Executive’s employment hereunder, the Executive will be entitled to compensation which will be computed and paid pursuant to the following subparagraphs.

a.    Base Salary. Employer will pay to Executive a base salary (“Base Salary”) at an annual rate of two hundred ninety five thousand Dollars ($295,000), payable in such installments (but in no event less than monthly), subject to withholdings and deductions as required or permitted by law, as is Employer’s policy with respect to other employees. Executive’s Base Salary will be reviewed periodically by the Board of Directors of Employer during the term of Executive’s employment and may be adjusted in the sole discretion of the Board of Directors based on such review, but will not be reduced by Employer unless a material adverse change in the financial condition or operations of Employer has occurred or unless Executive’s responsibilities are altered to reflect less responsibility.

b.    Performance Bonus. Employer under direction of its Board may pay or cause to be paid to Executive such Bonus as it from time to time determines appropriate.

4.    Other Benefits.

a.    Certain Benefits. Executive will be eligible to participate in all employee benefit programs established by Employer that are applicable to management personnel such as medical, pension, disability and life insurance plans on a basis commensurate with Executive’s position and in accordance with Employer’s policies from time to time, but nothing herein shall require the adoption or maintenance of any such plan.

b.    Vacations, Holidays and Expenses. Executive will be provided accrued paid vacation of three (3) weeks each calendar year, which shall be the maximum number of days Executive may accrue at any time, and which shall be taken at such times as are consistent with Executive’s responsibilities hereunder. Executive will be provided such holidays and vacation as Executive makes available to its management level employees generally. Employer will reimburse Executive in accordance with company policies and procedures for reasonable expenses necessarily incurred in the performance of duties hereunder against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure. In no case shall any reimbursement be made later than December 31st of the year following the calendar year in which such expense is incurred.

c.    Right of Set-off. By accepting this Agreement, Executive consents to a deduction from any amounts Employer owes Executive from time to time (including amounts owed to Executive as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to Executive by Employer), to the extent of the amounts Executive owes to Employer. Whether or not Employer elects to make any set-off in whole or in part, if Employer does not recover by means of set-off the full amount Executive owes it, calculated as set forth above, Executive agrees to pay immediately the unpaid balance to Employer.

5.    Termination, Discharge.

a.    For Cause. Employer will have the right to immediately terminate Executive’s services and this Agreement for Cause. “Cause” means the Employer’s belief that any of the following has occurred:

(i)	any breach of this Agreement by Executive, including, without limitation, breach of Executive’s covenants in Sections 7, 8, 9, 10, 11 or 12;

(ii)	any failure to perform assigned job responsibilities that continues unremedied for a period of ten (10) days after written notice to Executive by Employer;

(iii)

Executive’s malfeasance or misconduct in connection with Executive’s duties hereunder or any act or omission of Executive which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates,

(iv)	commission or conviction of a felony or misdemeanor (other than a misdemeanor traffic violation), including a plea of guilty or failure to contest prosecution for a felony or misdemeanor;

(v)

the Employer’s reasonable belief that Executive engaged in a violation of any statute, rule or regulation, any of which in the judgment of Employer is harmful to the Business or to Employer’s reputation;

(vi)

the Employer’s reasonable belief that Executive engaged in unethical practices, dishonesty or disloyalty, unless Executive has evidence establishing that Employer directed Executive to commit such practice or act;

(vii)	or any reason that would constitute Cause under the laws the State of Washington.

Upon termination of Executive’s employment hereunder for Cause, the Company shall pay the Executive no later than fourteen (14) days from the termination date in a lump sum: (x) Executive’s salary through the date of termination, (y) for any unused vacation time, and (z) for any unreimbursed business expenses that are subject to reimbursement under Employer’s then current policy on business expenses. Executive will have no rights to any unvested benefits or any other compensation or payments after the termination date.

b.    Due to Death or Disability. Employer will have the right to immediately terminate Executive’s services and this Agreement due to death or disability. For purposes of this Agreement, “disability” means the incapacity or inability of Executive, whether due to accident, sickness or otherwise, as determined by a medical doctor acceptable to the Board of Directors of Employer and confirmed in writing by such doctor, to perform the essential functions of Executive’s position under this Agreement, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on Employer will be required) for a period of sixty (60) consecutive days or for an aggregate of ninety (90) days during any period of twelve (12) months, or such longer period as may be required under disability law.

Upon termination of Executive’s employment hereunder due to death or disability, the Company shall pay the Executive no later than fourteen (14) days from the termination date in a lump sum: (i) Executive’s salary through the date of termination, (ii) a prorated portion of any incentive bonus opportunity previously approved by the Board, (iii) for any unused vacation time, and (iv) for any unreimbursed business expenses that are subject to reimbursement under Employer’s then current policy on business expenses. Upon termination of Executive’s employment hereunder due to death or disability, all unvested stock options, awards, or other equity grants or awards shall immediately fully vest for the benefit of Executive’s estate. Executive or Executive’s estate (as the case may be) shall be entitled to receive any vested benefits required to be paid by law and any vested compensation required to be paid by law.

c.    Without Cause. Employer may terminate Executive’s employment under this Agreement without cause and without advance notice; provided, however, that Employer will pay (unless subparagraph 5(d) of this Agreement applies, in which case the provisions therein shall govern), no later than fourteen (14) days from the termination date in a lump sum:

(i)

(x) Executive’s salary through the date of termination, (y) for any unused vacation time, and (z) for any unreimbursed business expenses that are subject to reimbursement under Employer’s then current policy on business expenses.

(ii)	severance pay of six (6) months’ worth of Executive’s salary at the rate in effect on the termination date.

(iii)	the amount equal to the cost of six (6) months’ medical insurance premiums at a monthly amount equal to the amount of COBRA coverage in effect as of the termination date; and

(iv)

an additional tax gross up payment in an amount necessary so that the amount received by Executive to cover COBRA premiums under Section 5(c)(iii) after all applicable withholding tax is deducted (using applicable supplemental wage withholding rates) is the full amount Executive would have received under Section 5(c)(iii) if no tax withholding was made.

Such payments will be subject to all appropriate deductions and withholdings. Upon termination of Executive’s employment hereunder due to termination without cause, all unvested stock options, awards, or other equity grants or awards shall immediately fully vest. Executive or Executive’s estate (as the case may be) shall be entitled to receive any vested benefits required to be paid by law and any vested compensation required to be paid by law.

Executive shall only be entitled to such severance pay if, within thirty (30) days following the date of termination, both Employer and Executive have signed (and then Executive does not rescind, as may be permitted by law) a mutual general release of claims in a form mutually acceptable to both parties (provided, however, that such release of claims shall only require each party to release the other party from claims relating directly to Executive’s employment and the termination thereof, and shall not require Executive to release claims relating to vested employee benefits or relating to other matters, including, but not limited to, claims relating to Executive’s status as a shareholder of the Company.

d.    Change in Control.

(i)

For purposes of this Agreement, Change in Control shall mean (x) the consummation of a merger or consolidation of the Company with or into another entity, (y) the dissolution, liquidation or winding up of the Company or (z) the sale of all or substantially all of the Company's assets. The foregoing notwithstanding, a merger or consolidation of the Company shall not constitute a "Change in Control" if immediately after such merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of such continuing or surviving entity, will be owned by the persons who were the Company's stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company's capital stock immediately prior to such merger or consolidation.

(ii)

Employer may terminate Executive’s employment under this Agreement upon or within 90 days following a Change in Control without advance notice; provided, however, that Employer will pay, no later than sixty (60) days from the termination date in a lump sum:

(A)    (i) Executive’s salary through the date of termination, (ii) for any unused vacation time, and (iii) for any unreimbursed business expenses that are subject to reimbursement under Employer’s then current policy on business expenses;

(B) as severance pay, six (6) months’ worth of Executive’s salary at the rate in effect on the termination date;

(C) 100% of any incentive cash and/or stock bonus opportunity for the current year;

(D) the amount equal to the cost of six (6) months’ medical insurance premiums at a monthly amount equal to the amount of COBRA coverage in effect as of the termination date; and

(E) an additional tax gross up payment in an amount necessary so that the amount received by Executive to cover COBRA premiums under Section 5(d)(ii)(D) after all applicable withholding tax is deducted (using applicable supplemental wage withholding rates) is the full amount Executive would have received under Section 5(d)(ii)(D) if no tax withholding was made.

(iii)

Executive shall only be entitled to such severance pay if, within thirty (30) days following the date of termination, both Employer and Executive have signed (and then Executive does not rescind, as may be permitted by law) a mutual general release of claims in a form mutually acceptable to both parties (provided, however, that such release of claims shall only require each party to release the other party from claims relating directly to Executive’s employment and the termination thereof, and shall not require Executive to release claims relating to vested employee benefits or relating to other matters, including, but not limited to, claims relating to Executive’s status as a shareholder of the Company.

(iv)

Upon termination of Executive’s employment hereunder due to a Change in Control, all unvested stock options, awards, or other equity grants or awards shall immediately fully vest. Executive or Executive’s estate (as the case may be) shall be entitled to receive any vested benefits required to be paid by law and any vested compensation required to be paid by law.

e.    No Fault Termination By Executive. Executive may terminate Executive’s employment under this Agreement for any reason provided that Executive gives Employer at least ninety (90) days’ notice in writing. Employer may, at its option, accelerate such termination date to any date at least two weeks after Executive’s notice of termination. Employer may also, at its option, relieve Executive of all duties and authority after notice of termination has been provided. (i) Executive’s salary through the date of termination, (ii) for any unused vacation time, and (iii) for any unreimbursed business expenses that are subject to reimbursement under Employer’s then current policy on business expenses. Such payments will be subject to all appropriate deductions and withholdings. Upon termination, Executive will have no rights to any unvested benefits or any other compensation.

f.    Termination By Executive for Good Reason. Executive’s employment pursuant to this Agreement shall terminate in the event Executive shall determine that there is “Good Reason” to terminate Executive’s employment, which shall mean the following:

(i)	Employer’s material breach of the terms of this Agreement or any other written agreement between Executive and Employer; or

(ii)	The occurrence of any of the following conditions, without Executive’s consent:

(A) a significant diminution in the nature or scope of Executive’s authority, title, function or duties;

(B) a ten percent (10%) reduction in Executive’s base salary or a twenty-five percent (25%) reduction in Executive’s target bonus opportunity (unless such reduction is part of a Company officer-wide program to reduce expenses);

(C) the Company’s requiring Executive to be based and work out of an office or location more than 50 miles from the office where Executive is currently employed;

(D) any material breach of the terms of this Agreement by the Company; or

(E) failure of any successor or assignee to the Company to assume this Agreement.

Provided that Executive has provided with notice of the existence of a condition giving rise to “Good Reason” to terminate within ninety (90) days following the initial existence of such a condition, Employer shall have thirty (30) days to cure any such alleged breach, assignment, reduction or requirement referenced above, after Executive provides Employer written notice of the actions or omissions constituting such breach, assignment, reduction or requirement.

If Executive resigns Executive’s employment for Good Reason, Executive shall be paid no later than fourteen (14) days from the termination date in a lump sum:

I.

(i) Executive’s salary through the date of termination, (ii) for any unused vacation time, and (iii) for any unreimbursed business expenses that are subject to reimbursement under Employer’s then current policy on business expenses.

II.	severance pay of six (6) months’ worth of Executive’s salary at the rate in effect on the termination date.

III.	the amount equal to the cost of six (6)months’ medical insurance premiums at a monthly amount equal to the amount of COBRA coverage in effect as of the termination date; and

IV.

an additional tax gross up payment in an amount necessary so that the amount received by Executive to cover COBRA premiums under Section 5(f)(III) after all applicable withholding tax is deducted (using applicable supplemental wage withholding rates) is the full amount Executive would have received under Section 5(f)(III) if no tax withholding was made.

Such payments will be subject to all appropriate deductions and withholdings. Upon termination of Executive’s employment hereunder due to resignation for good reason, all unvested stock options, awards, or other equity grants or awards shall immediately fully vest. Executive or Executive’s estate (as the case may be) shall be entitled to receive any vested benefits required to be paid by law and any vested compensation required to be paid by law.

Executive shall only be entitled to such severance pay if, within thirty (30) days following the date of termination, both Employer and Executive have signed (and then Executive does not rescind, as may be permitted by law) a mutual general release of claims in a form mutually acceptable to both parties (provided, however, that such release of claims shall only require each party to release the other party from claims relating directly to Executive’s employment and the termination thereof, and shall not require Executive to release claims relating to vested employee benefits or relating to other matters, including, but not limited to, claims relating to Executive’s status as a shareholder of the Company.

6.    Return of Company Property. Upon termination of this Agreement or upon request of the Company, Executive shall deliver to the Corporation all property, documents and materials pertaining to the Company’s business including, but not limited to, memoranda, notes, records, drawings, manuals, disks, copies, representations, extracts, summaries and analyses, all inventory, demonstration units, and any other property, documents or media of the Corporation, and all equipment belonging to the company, including but not limited to corporate cards, access cards, office keys, office equipment, laptop and desktop computers, cell phones and other wireless devices, thumb drives, zip drives and all other media storage devices.

7.    Covenant Not To Compete. During Executive’s employment by Employer and for a period expiring one (1) year after the termination of Executive’s employment for any reason, Executive covenants and agrees that Executive will not:

a.    Directly, indirectly, or otherwise, own, manage, operate, control, serve as a consultant to, be employed by, participate in, or be connected, in any manner, with the ownership, management, operation or control of any business that competes with the Business or that competes with Employer or any of its affiliates or that is engaged in any type of business which, at any time during Executive’s employment with Employer, Employer or any of its affiliates planned to develop;

b.    Hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee or agent of Employer or any of its affiliates to alter or discontinue a relationship with Employer or to do any act that is inconsistent with the interests of Employer or any of its affiliates;

c.    Directly or indirectly solicit, divert, take away or attempt to solicit, divert or take away any customers of Employer or any of its affiliates; or

d.    Directly or indirectly solicit, divert, or in any other manner persuade or attempt to persuade any supplier of Employer or any of its affiliates to alter or discontinue its relationship with Employer or any of its affiliates.

For the purposes of this Section 7, businesses that are deemed to compete with Employer include, without limitation, businesses engaged in manufacturing and marketing biopreservation media for cells, tissues, and organs or cold chain management products and/or services. The geographic scope of the prohibitions in this Section 7 shall be any city, town or county in which the Company conducts or does any business as of or within one (1) year of Executive’s last day of employment with the Company. Notwithstanding Executive’s obligations under this Section 7, Executive will be entitled to own, as a passive investor, up to five percent (5%) of any publicly traded company without violating this provision.

Employer and Executive agree that: this provision does not impose an undue hardship on Executive and is not injurious to the public; that this provision is necessary to protect the business of Employer and its affiliates; the nature of Executive’s responsibilities with Employer under this Agreement require Executive to have access to confidential information which is valuable and confidential to all of the Business; the scope of this Section 7 is reasonable in terms of length of time and geographic scope; and adequate consideration supports this Section 7, including consideration herein.

8.    Confidential Information. Executive recognizes that Employer’s business and continued success depend upon the use and protection of confidential and proprietary business information, including, without limitation, the information and technology developed by or available through licenses to Employer, to which Executive has access (all such information being “Confidential Information”). For purposes of this Agreement, the phrase “Confidential Information” includes, for Employer and its current or future subsidiaries and affiliates, without limitation, and whether or not specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets and customers; financial information; information concerning the development of new products and services; information concerning any personnel of Employer (including, without limitation, skills and compensation information); intellectual property; and technical and non-technical data related to software programs, designs, specifications, compilations, inventions, improvements, methods, processes, procedures and techniques; provided, however, that the phrase does not include information that (a) was lawfully in Executive’s possession prior to disclosure of such information by Employer; (b) was, or at any time becomes, available in the public domain other than through a violation of this Agreement; (c) is documented by Executive as having been developed by Executive outside the scope of Executive’s employment and independently; or (d) is furnished to Executive by a third party not under an obligation of confidentiality to Employer. Executive agrees that during Executive’s employment and after termination of employment irrespective of cause, Executive will use Confidential Information only (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information, and then only after providing written notice to Employer that such a demand has been made. Executive’s obligation under this Agreement is in addition to any obligations Executive has under state or federal law. Executive agrees to deliver to Employer immediately upon termination of Executive’s employment, or at any time Employer so requests, all tangible items containing any Confidential Information (including, without limitation, all memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes taken by or provided to Executive, and any other documents or items of a confidential nature belonging to Employer), together with all copies of such material in Executive’s possession or control. Executive agrees that in the course of Executive’s employment with Employer, Executive will not violate in any way the rights that any entity has with regard to trade secrets or proprietary or confidential information. Executive’s obligations under this Section 8 are indefinite in term and shall survive the termination of this Agreement.

9.    Work Product and Copyrights. Executive agrees that all right, title and interest in and to the materials resulting from the performance of Executive’s duties at Employer and all copies thereof, including works in progress, in whatever media, (the “Work”), will be and remain in Employer upon their creation. Executive will mark all Work with Employer’s copyright or other proprietary notice as directed by Employer. Executive further agrees:

a.    To the extent that any portion of the Work constitutes a work protectable under the copyright laws of the United States (the “Copyright Law”), that all such Work will be considered a “work made for hire” as such term is used and defined in the Copyright Law, and that Employer will be considered the “author” of such portion of the Work and the sole and exclusive owner throughout the world of copyright therein; and

b.    If any portion of the Work does not qualify as a “work made for hire” as such term is used and defined in the Copyright Law, that Executive hereby assigns and agrees to assign to Employer, without further consideration, all right, title and interest in and to such Work or in any such portion thereof and any copyright therein and further agrees to execute and deliver to Employer, upon request, appropriate assignments of such Work and copyright therein and such other documents and instruments as Employer may request to fully and completely assign such Work and copyright therein to Employer, its successors or nominees, and that Executive hereby appoints Employer as attorney-in-fact to execute and deliver any such documents on Executive’s behalf in the event Executive should fail or refuse to do so within a reasonable period following Employer’s request.

10.    Inventions and Patents. For purposes of this Agreement, “Inventions” includes, without limitation, information, inventions, contributions, improvements, ideas, or discoveries, whether protectable or not, and whether or not conceived or made during work hours. Executive agrees that all Inventions conceived or made by Executive during the period of employment with Employer belong to Employer, provided they grow out of Executive’s work with Employer or are related in some manner to the Business, including, without limitation, research and product development, and projected business of Employer or its affiliated companies. Accordingly, Executive will:

a.    Make adequate written records of such Inventions, which records will be Employer’s property;

b.    Assign to Employer, at its request, any rights Executive may have to such Inventions for the U.S. and all foreign countries;

c.    Waive and agree not to assert any moral rights Executive may have or acquire in any Inventions and agree to provide written waivers from time to time as requested by Employer; and

d.    Assist Employer (at Employer’s expense) in obtaining and maintaining patents or copyright registrations with respect to such Inventions.

Executive understands and agrees that Employer or its designee will determine, in its sole and absolute discretion, whether an application for patent will be filed on any Invention that is the exclusive property of Employer, as set forth above, and whether such an application will be abandoned prior to issuance of a patent. Employer will pay to Executive, either during or after the term of this Agreement, the following amounts if Executive is sole inventor, or Executive’s proportionate share if Executive is joint inventor: $750 upon filing of the initial application for patent on such Invention; and $1,500 upon issuance of a patent resulting from such initial patent application, provided Executive is named as an inventor in the patent.

Executive further agrees that Executive will promptly disclose in writing to Employer during the term of Executive’s employment and for one (1) year thereafter, all Inventions whether developed during the time of such employment or thereafter (whether or not Employer has rights in such Inventions) so that Executive’s rights and Employer’s rights in such Inventions can be determined. Except as set forth on the initialed Exhibit B (List of Inventions) to this Agreement, if any, Executive represents and warrants that Executive has no Inventions, software, writings or other works of authorship useful to Employer in the normal course of the Business, which were conceived, made or written prior to the date of this Agreement and which are excluded from the operation of this Agreement.

NOTICE: In accordance with Washington law, this Section 10 does not apply to Inventions for which no equipment, supplies, facility, or trade secret information of Employer was used and which was developed entirely on Executive’s own time, unless: (a) the Invention relates (i) directly to the business of Employer or (ii) to Employer’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Executive for Employer.

11.    Cooperation. The parties agree that certain matters in which Executive will be involved during the Term may necessitate Executive's cooperation in the future. Accordingly, following the termination of Executive's employment for any reason, to the extent reasonably requested by the Board, Executive shall cooperate with the Employer in connection with matters arising out of Executive's service to the Employer; provided that, the Employer shall make reasonable efforts to minimize disruption of Executive's other activities. The Employer shall reimburse Executive for reasonable expenses incurred in connection with such cooperation.

12.    Non-Disparagement. Executive agrees and covenants that Executive will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Employer or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. This Section 12 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Chief Financial Officer.

13.    Remedies. Notwithstanding other provisions of this Agreement regarding dispute resolution, Executive agrees that Executive’s violation of any of Sections 7, 8, 9, 10, 11 or 12 of this Agreement would cause Employer irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining Executive from violation of the terms of this Agreement, upon any breach or threatened breach of Executive of the obligations set forth in any of Sections 7, 8, 9, 10, 11 or 12. The preceding sentence shall not be construed to limit Employer from any other relief or damages to which it may be entitled as a result of Executive’s breach of any provision of this Agreement, including Sections 7, 8, 9, 10, 11 or 12. Executive also agrees that a violation of any of Sections 7, 8, 9, 10, 11 or 12 would entitle Employer, in addition to all other remedies available at law or equity, to recover from Executive any and all funds, including, without limitation, wages, salary and profits, which will be held by Executive in constructive trust for Employer, received by Executive in connection with such violation.

14.    Dispute Resolution. Except for the right of Employer and Executive to seek injunctive relief in court, any controversy, claim or dispute of any type arising out of or relating to Executive’s employment or the provisions of this Agreement shall be resolved in accordance with this Section 14 regarding resolution of disputes, which will be the sole and exclusive procedure for the resolution of any disputes. This Agreement shall be enforced in accordance with the Federal Arbitration Act, the enforcement provisions of which are incorporated by this reference. Matters subject to these provisions include, without limitation, claims or disputes based on statute, contract, common law and tort and will include, for example, matters pertaining to termination, discrimination, harassment, compensation and benefits. Matters to be resolved under these procedures also include claims and disputes arising out of statutes such as the Fair Labor Standards Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Washington Minimum Wage Act, and the Washington Law Against Discrimination. Nothing in this provision is intended to restrict Executive from submitting any matter to an administrative agency with jurisdiction over such matter.

a.    Mediation. Employer and Executive will make a good faith attempt to resolve any and all claims and disputes by submitting them to mediation in Snohomish County, Washington before resorting to arbitration or any other dispute resolution procedure. The mediation of any claim or dispute must be conducted in accordance with the then-current JAMS procedures for the resolution of employment disputes by mediation, by a mediator who has had both training and experience as a mediator of general employment and commercial matters. If the parties to this Agreement cannot agree on a mediator, then the mediator will be selected by JAMS in accordance with JAMS’ strike list method. Within thirty (30) days after the selection of the mediator, Employer and Executive and their respective attorneys will meet with the mediator for one mediation session of at least four hours. If the claim or dispute cannot be settled during such mediation session or mutually agreed continuation of the session, either Employer or Executive may give the mediator and the other party to the claim or dispute written notice declaring the end of the mediation process. All discussions connected with this mediation provision will be confidential and treated as compromise and settlement discussions. Nothing disclosed in such discussions, which is not independently discoverable, may be used for any purpose in any later proceeding. The mediator’s fees will be paid in equal portions by Employer and Executive, unless Employer agrees to pay all such fees.

b.    Arbitration. If any claim or dispute has not been resolved in accordance with Section 14.a., then the claim or dispute will be determined by arbitration in accordance with the then-current JAMS employment arbitration rules and procedures, except as modified herein. The arbitration will be conducted by a sole neutral arbitrator who has had both training and experience as an arbitrator of general employment and commercial matters and who is and for at least ten (10) years has been, a partner, a shareholder, or a member in a law firm. The arbitration shall be held in Snohomish County, Washington. If Employer and Executive cannot agree on an arbitrator, then the arbitrator will be selected by JAMS in accordance with Rule 15 of the JAMS employment arbitration rules and procedures. No person who has served as a mediator under the mediation provision, however, may be selected as the arbitrator for the same claim or dispute. Reasonable discovery will be permitted and the arbitrator may decide any issue as to discovery. The arbitrator may decide any issue as to whether or as to the extent to which any dispute is subject to the dispute resolution provisions in Section 14 and the arbitrator may award any relief permitted by law. The arbitrator must base the arbitration award on the provisions of Section 14 and applicable law and must render the award in writing, including an explanation of the reasons for the award. Judgment upon the award may be entered by any court having jurisdiction of the matter, and the decision of the arbitrator will be final and binding. The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under Section 14.b. The arbitrator’s fees will be paid in equal portions by Employer and Executive, unless Employer agrees to pay all such fees.

15.    Fees Related to Dispute Resolution. Unless otherwise agreed, the prevailing party will be entitled to its costs and attorneys’ fees incurred in any litigation or dispute relating to the interpretation or enforcement of this Agreement.

16.    409A.It is intended that any payment or benefit that is provided pursuant to or in connection with this Agreement that is considered to be deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. It is further intended that the payments hereunder shall, to the maximum extent permissible under Section 409A of the Code, be exempt from Section 409A of the Code under either (i) the exception for involuntary separation pay to the extent that all payments are payable within the limitations described in Treasury Regulation Section 1.409A-1(b)(9), or (ii) the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) to the extent that all payments are payable no later than two and a half months after the end of the first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture.

a.    If the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code at such time, any payments to be made or benefits to be delivered in connection with the Executive’s “Separation from Service” (as defined below) that constitute deferred compensation subject to Section 409A of the Code shall not be made until the later of (i) eighteen months following the Effective Date or (ii) six months plus one day after the Executive’s Separation from Service (the “409A Deferral Period”) as required by Section 409A of the Code, provided that the payment of any such deferred compensation may be paid immediately following the Executive’s death. Payments of any such deferred compensation otherwise due to be made in installments or periodically during the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payment shall be made as otherwise scheduled.

b.    For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

c.    For purposes of this Agreement, with respect to the timing of any amounts that constitute deferred compensation subject to Section 409A of the Code that depends on termination of employment or separation from service, termination of employment or separation from service shall mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after such date or that the level of bona fide services the Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to a level less than or equal to twenty percent (20%) of the average level of bona fide services the Executive performed over the immediately preceding thirty-six (36) month period.

17.    Disclosure. Executive agrees fully and completely to reveal the terms of this Agreement to any future employer or potential employer of Executive and authorizes Employer, at its election, to make such disclosure.

18.    Representation of Executive. Executive represents and warrants to Employer that Executive is free to enter into this Agreement and has no contract, commitment, arrangement or understanding to or with any party that restrains or is in conflict with Executive’s performance of the covenants, services and duties provided for in this Agreement, and is not contravene the terms of any statute, law, or regulation to which Executive is subject. Executive agrees to indemnify Employer and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Executive that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such contract, commitment, arrangement or understanding.

19.    Conditions of Employment. Employer’s obligations to Executive under this Agreement are conditioned upon Executive’s timely compliance with requirements of the United States immigration laws.

20.    Assignability. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

21.    Notices. Any notices required or permitted to be given hereunder are sufficient if in writing and delivered by hand, by facsimile, by registered or certified mail, postage prepaid, or by overnight courier, to Executive at Executive’s home address as most recently updated in Executive’s Human Resources records, or to BioLife Solutions, Inc., 3303 Monte Villa Parkway, #310, Bothell, WA 98021, Attention: Chief Executive Officer. Notices shall be deemed to have been given (i) upon delivery, if delivered by hand or by email, (ii) seven days after mailing, if mailed, (iii) one business day after delivery, if delivered by courier, and (iv) one business day following receipt of an appropriate electronic confirmation, if by facsimile.

22.    Severability. If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. The Parties shall engage in good faith negotiations to modify and replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

23.    Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construed as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

24.    Governing Law. Except as provided in Section 14 above, the validity, construction and performance of this Agreement shall be governed by the laws of the State of Washington without regard to the conflicts of law provisions of such laws. The parties hereto expressly recognize and agree that the implementation of this Section 24 is essential in light of the fact that Employer has its corporate headquarters and its principal executive offices within the State of Washington, and there is a critical need for uniformity in the interpretation and enforcement of the employment agreements between Employer and its key employees. Aside from any disputes that must be resolved by arbitration as provided for in Section 14, the Snohomish County Superior Court in Washington shall have exclusive jurisdiction of any lawsuit arising from or relating to Executive’s employment with, or termination from, Employer, or arising from or relating to this Agreement. Executive consents to such venue and personal jurisdiction.

25.    Counterparts. This agreement may be executed in counterpart in different places, at different times and on different dates, and in that case all executed counterparts taken together collectively constitute a single binding agreement.

26.    Costs and Fees Related to Negotiation and Execution of Agreement. Each Party Shall be responsible for the payment of its own costs and expenses, including legal fees and expenses, in connection with the negotiation and execution of this Agreement. Neither Party will be liable for the payment of any commissions or compensation in the nature of finders' fees or brokers' fees, gratuity or other similar thing or amount in consideration of the other Party entering into this Agreement to any broker, agent or third party acting on behalf of the other Party.

27.    Entire Agreement. This instrument contains the entire agreement of the parties with respect to the relationship between Executive and Employer and supersedes all prior agreements and understandings, and there are no other representations or agreements other than as stated in this Agreement related to the terms and conditions of Executive’s employment. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification will be signed by an authorized representative of Employer.

IN WITNESS WHEREOF, the parties have duly signed and delivered this Agreement as of the day and year first above written.

EMPLOYER

By

Title:

EXECUTIVE

Todd Berard

EXHIBIT A

DISCLOSURE OF OUTSIDE BOARD OF DIRECTORS AND TRUSTEE POSITIONS

EXHIBIT B

LIST OF INVENTIONS